Exhibit 99.1

Press Release

Cott Reports Debt Covenant Amendment for 4TH Quarter 2007 and Term Sheet for New ABL Facility

(All information in U.S. dollars)

TAMPA, January 8, 2008 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest provider of retailer brand soft drinks, announced today that it has entered into an agreement to amend its existing senior secured credit facility and has signed a non-binding term sheet with a major financial institution to replace this existing credit facility with a proposed asset based lending credit facility (“ABL”).

“We anticipate that the proposed asset based lending facility will provide Cott with enhanced flexibility and increased liquidity”, said Juan Figuereo, Cott’s Chief Financial Officer.

Under the contemplated terms, the ABL facility will be a revolving senior secured credit facility of up to $250 million and will be available for a term of up to five years. Cott anticipates implementing this proposed facility by the end of the first fiscal quarter ending March 29, 2008. The proposed ABL credit facility would bear interest at prevailing market rates, which rates are not expected to be materially different from those under the existing senior secured credit facility.

The amendment to our existing senior secured credit facility increases the permissible total leverage ratio from 3:1 to 4:1 for the fourth fiscal quarter ended December 29, 2007 and modifies the calculation of the fixed charge ratio for the same quarter to exclude the impact of certain capital expenditures.

In connection with the amendment, Cott has agreed to pay an amendment fee and increase the base interest rate by 50 basis points per annum on the loans outstanding from the last day of the fourth fiscal quarter, which ended on December 29, 2007, to the last day of the first fiscal quarter ending March 29, 2008.

An amendment was also made to the receivables securitization facility to align the total leverage ratio set forth in that agreement and the calculation of the fixed charge coverage ratio with those contained in the amended credit facility. The financial covenants in both the existing senior secured credit facility and the receivable securitization facility are calculated and determined at the end of each quarter. Cott anticipates being in compliance with the amended covenants as of December 29, 2007. It is uncertain that Cott will be in compliance with its covenants for the first fiscal quarter ending March 29, 2008.

About Cott Corporation

Cott Corporation is the world’s largest provider of retailer brand soft drinks. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.

Safe Harbor Statements

This press release contains or refers to forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, and that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates.

Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, obtain capacity increases, and introduce new products are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

COTT CONTACT:

Edmund O’Keeffe – Investor Relations	Tel: (905) 672-1900 ext. 19216

Lucia Ross – Media Contact	Tel: (813) 313-1705

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